Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138 and 333-144709) and on Form S-3 (No. 333-116144) of our reports dated March 30, 2010 with respect to our audits of the consolidated balance sheets of I.D. Systems, Inc. as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of I.D. Systems, Inc.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 (Registration No. 333-116144).

/s/ Eisner LLP

New York, New York
March 30, 2010